UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

SUMTOTAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

VISTA EQUITY PARTNERS FUND III, L.P.
VISTA EQUITY PARTNERS FUND III (PARALLEL), L.P.
VEPF III FAF, L.P.
VISTA EQUITY PARTNERS FUND III GP, LLC
VEFIIGP, LLC
VISTA EQUITY PARTNERS III, LLC
ROBERT F. SMITH
CHARLES R. WHITCHURCH
AND JOHN N. STAPLES III

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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In the afternoon on April 3, 2009, Vista Equity Partners III, LLC (“Vista EP III”), on behalf of Vista Equity Partners Fund III, L.P. (the “Stockholder”), submitted to SumTotal Systems, Inc. (the “Company”) a proposal to acquire the Company in a merger in which stockholders would receive $3.25 per share in cash (the “Proposal”), as set forth in a letter, dated April 3, 2009, to the Chief Executive Officer of the Company (the “Letter”). The Proposal does not contemplate that any debt financing will be required to fund the proposed merger. The foregoing description is qualified in its entirety by reference to the Letter, a copy of which is attached as Annex 3 hereto, which is incorporated herein by reference . Following the delivery of the Proposal, despite repeated requests, the Company did not agree to meet over the weekend to negotiate the terms of the Proposal and the draft merger agreement that Vista EP III delivered to the Company with the Letter. The Stockholder may submit other proposals, and enter into negotiations regarding a potential transaction that would result in a merger, or change of control of the Company. Any such proposal may be at a price and on terms that are the same as or different from the price and terms of the Proposal. There can be no assurance that the Stockholder will submit other proposals, that the Stockholder and the Company will enter into any such transaction, that any transaction will occur on the terms set forth in the Proposal or that any transaction will occur at all.
On April 6, 2009, the Stockholder delivered a notice (the “Notice”) to the corporate secretary of the Company in accordance with Sections 5(b) and 5(c) of the Amended and Restated Bylaws of the Company. In the Notice, the Stockholder nominated Robert F. Smith, Charles R. Whitchurch and John N. Staples III for election to the Company’s Board of Directors at the Company’s 2009 annual meeting of stockholders and stated that it intends to reaffirm those nominations at such annual meeting. The Stockholder also notified the Company that it holds of record 100 shares of the common stock, $0.001 par value per share (the “Common Stock”), of the Company and that it intends to continue to hold of record shares of the Common Stock on the record date for the Company’s 2009 annual meeting of stockholders and on the date of the annual meeting itself. Vista EP III issued a press release with respect to the foregoing matters, a copy of which is attached as Annex 4 hereto.
SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY OR ON BEHALF OF VISTA EQUITY PARTNERS FUND III, L.P., VISTA EQUITY PARTNERS FUND III (PARALLEL), L.P., VEPF III FAF, L.P., VISTA EQUITY PARTNERS FUND III GP, LLC, VEFIIGP, LLC, VISTA EQUITY PARTNERS III, LLC, ROBERT F. SMITH, CHARLES R. WHITCHURCH AND JOHN N. STAPLES III AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF SUMTOTAL SYSTEMS, INC. FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MADE AVAILABLE TO THE STOCKHOLDERS OF SUMTOTAL SYSTEMS, INC. FROM THE PARTICIPANTS AT NO CHARGE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. IF YOU WANT TO RECEIVE A COPY OF THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY (WHEN AND IF THEY BECOME AVAILABLE), PLEASE CALL OUR PROXY SOLICITOR, D.F. KING & CO., INC. TOLL FREE AT (800) 758-5378 (BANKS, BROKERS AND CALLERS FROM OTHER COUNTRIES SHOULD CALL COLLECT AT (212) 269-5550).
INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN THE POTENTIAL PROXY SOLICITATION IS CONTAINED IN ANNEX 1 ATTACHED HERETO AND IS INCORPORATED HEREIN BY REFERENCE. INFORMATION CONCERNING SHARES OF COMMON STOCK PURCHASED WITHIN THE LAST TWO YEARS FOR THE ACCOUNTS OF THE POTENTIAL PARTICIPANTS IN THE POTENTIAL PROXY SOLICITATION THAT BENEFICIALLY OWN COMMON STOCK IS CONTAINED IN ANNEX 2 ATTACHED HERETO AND IS INCORPORATED HEREIN BY REFERENCE.

2

ANNEX 1
POTENTIAL PARTICIPANTS
The potential participants in the solicitation of proxies from the stockholders of the Company may include the following:
(i)	Vista Equity Partners Fund III, L.P., a Delaware limited partnership (“Vista Fund III”); Vista Equity Partners Fund III (Parallel), L.P., a Cayman Islands exempted limited partnership (“Vista Fund III Parallel”); VEPF III FAF, L.P., a Delaware limited partnership (“Vista FAF” and, together with Vista Fund III and Vista Fund III Parallel, the “Vista Funds”);
(ii)	Vista Equity Partners Fund III GP, LLC, a Delaware limited liability company (“Vista III GP”);
(iii)   VEFIIGP, LLC, a Delaware limited liability company (“Vista II GP”);
(iv)	Vista Equity Partners III, LLC, a Delaware limited liability company (“Vista EP III”; and, together with the Vista Funds, Vista III GP and Vista II GP, “Vista”);
(v)	Robert F. Smith, Charles R. Whitchurch and John N. Staples III (collectively, the “Nominees”);
(vi)   Robert B. Rogers and Brian Sheth, principals of Vista; and
(vii)	Union Square Advisors LLC (“Union Square”) and Christopher D. Dillon, Edward R. Smith, Ethan M. Topper and Ethan F. Zweig, each an employee of Union Square.
Vista is a private equity firm whose principal business is to make and dispose of investments, primarily in equity or equity-oriented securities and debt securities of companies in the middle-market software and technology-enabled solutions sector. Vista’s business address is 150 California Street, 19th Floor, San Francisco, CA 94111. Vista III GP is the general partner of each of the Vista Funds, and Vista EP III is the investment advisor to the Vista Funds. Vista II GP is the senior managing member of Vista III GP, and Mr. Robert F. Smith is the managing member of Vista II GP.
Vista Fund III is the holder of record of 100 shares of Common Stock. Including Vista Fund III’s record and beneficial ownership of the shares of Common Stock described above, (i) Vista Fund III is the beneficial owner of 3,568,012 shares of Common Stock, (ii) Vista FAF is the beneficial owner of 81,206 shares of Common Stock, (iii) Vista Fund III Parallel is the beneficial owner of 367,536 shares of Common Stock. By virtue of their direct or indirect ownership and/or control of the Vista Funds, Vista III GP, Vista II GP and Mr. Smith may be deemed to beneficially own the 100 shares of Common Stock held of record and beneficially by Vista Fund III as well as the 4,016,654 other shares beneficially owned by the Vista Funds. Vista III GP, Vista II GP and Mr. Smith each disclaims beneficial ownership of the shares of Common Stock owned by the Vista Funds, except to the extent of their pecuniary interest in the shares, if any.

For additional information regarding the Vista Funds’ holdings in the Company’s Common Stock, see the Schedule 13D filed with the Securities and Exchange Commission by the Vista Funds, Vista II GP, Vista III GP and Mr. Smith on October 14, 2008, as amended by the Schedules 13D/A filed on October 23, 2008, and April 6, 2009.
Robert B. Rogers and Brian Sheth are principals of Vista, and their business address is 150 California Street, 19th Floor, San Francisco, CA 94111.
Union Square is an investment banking advisory firm primarily servicing companies in the technology sector. Christopher D. Dillon, Edward R. Smith, Ethan M. Topper and Ethan F. Zweig are employees of Union Square, and their business address is Two Embarcadero Center, Suite 1330, San Francisco, CA 94111.
Mr. Smith founded Vista Equity Partners in 2000, and during the last five years, he has served as Managing Principal of Vista Equity Partners. Prior to founding Vista Equity Partners, Mr. Smith was the Co-Head of the Enterprise Systems and Storage sector for Goldman, Sachs & Co.’s investment banking division. While at Goldman Sachs, he executed and advised on merger and acquisition activity across a broad range of technology segments. Mr. Smith also served as the business unit manager for Goldman’s Mergers and Acquisitions group. Prior to Goldman, Mr. Smith worked in industry in various management and technical management positions. He is the principal inventor on two United States and two European patents. Mr. Smith currently sits on a number of software company boards of directors, including Reynolds & Reynolds, ADERANT, SirsiDynix, Sunquest, Ventyx, and Zywave. He has previously been on the boards of Applied Systems, Aspect Communications, SER Solutions, SourceNet Solutions, and SRC Software. He is also a member of the Young President’s Organization and a Trustee of the Boys & Girls Club of San Francisco. Mr. Smith received a B.S. in Chemical Engineering from Cornell University and an M.B.A., with a concentration in Finance and Marketing, from Columbia Business School. Mr. Smith’s business address is 150 California Street, 19th Floor, San Francisco, CA 94111.
Mr. Whitchurch has served on the board of SPSS, Inc. (NASDAQ: SPSS), a provider of predictive analytic software, since October 2003, and serves as chairman of the audit committee. He also serves on the boards of ScanSource, Inc. (NASDAQ: SCSC), a distributor of specialty technology products, and Landmark Aviation, a privately held company in the general aviation industry. From September 1991 through his retirement in June 2008, Mr. Whitchurch served as the Chief Financial Officer and Treasurer of Zebra Technologies Corporation, a manufacturer of bar code printers and active RFID technology. He holds a bachelors degree in economics (Phi Beta Kappa) from Beloit College and an M.B.A. from Stanford University. Since his retirement, Mr. Whitchurch has not maintained a business address.
Mr. Staples has been an attorney practicing in San Francisco, California, for Evanston Partners, an investment advisory firm, during the past five years. Since November 2007, Mr. Staples has served as a director of infoGROUP Inc. (NASDAQ: IUSA). Mr. Staples is a former director of Valley National Bank of Salinas, California, and of Household Bank, FSB. He is a graduate of Trinity College and Pepperdine University School of Law. Mr. Staples was a helicopter pilot in the United States Marine Corps, serving in Vietnam in 1970-1971. He is a retired Lieutenant Colonel in the United States Air Force Reserves. Mr. Staples’ business address is 44 Montgomery Street, Suite 900, San Francisco, CA 94104.

Vista, Mr. Smith and Mr. Sheth have an interest in the election of the Nominees because they believe that such individuals, if elected, will seek to influence the Board of Directors of the Company to consider ways of maximizing stockholder value, which could include negotiation with Vista on its Proposal. At the same time, if the Nominees are elected, they will not have the ability to require the Board of Directors to take any action, and they will have a fiduciary duty to act in the best interests of all stockholders of the Company. None of the potential participants, or any of their respective associates, has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates or (except to the extent arising in the normal course of such participant’s or participant’s associate’s employment with and/or ownership in Vista or Union Square in connection with Vista’s Proposal) with respect to any future transactions to which the Company or any of its affiliates will or may be a party. None of the potential participants is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.
Vista has agreed to indemnify the Nominees for certain losses, if any, arising from their participation in the solicitation of proxies from the stockholders of the Company in connection with the election of directors at the Company’s 2009 annual meeting and to reimburse the Nominees for their reasonable out-of-pocket expenses in connection with such participation.

ANNEX 2
INFORMATION CONCERNING SHARES OF COMMON STOCK
OF THE COMPANY PURCHASED WITHIN THE LAST TWO YEARS
FOR THE ACCOUNTS OF THE VISTA FUNDS
Vista Fund III (1)

Trade Date	Shares	Price Per Share
9/5/08	434,249	$4.7600
9/8/08	87,649	$4.9000
9/9/08	88	$4.8400
9/9/08	87,561	$4.8500
9/10/08	82	$4.8700
9/10/08	13,673	$4.8800
9/10/08	88	$4.8850
9/10/08	19,370	$4.8900
9/10/08	11,394	$4.8950
9/10/08	24,253	$4.9000
9/11/08	130,861	$4.7500
9/11/08	3,534	$4.7600
9/11/08	88	$4.8000
9/12/08	65,300	$4.8500
9/15/08	1,665	$4.7000
9/15/08	184,063	$4.7200
9/15/08	174	$4.7300
9/15/08	438	$4.7400
9/15/08	251,905	$4.7500
9/16/08	2,717	$4.6800
9/16/08	1,302	$4.6900
9/16/08	17,894	$4.7000
9/16/08	11,043	$4.7300
9/16/08	10,869	$4.7400
10/2/08	247,785	$4.0000
10/3/08	3,114	$4.1000
10/3/08	525	$4.1100
10/3/08	88	$4.1150
10/3/08	1,140	$4.1200
10/3/08	263	$4.1250
10/3/08	789	$4.1300
10/3/08	2,016	$4.1400
10/3/08	47,631	$4.1500
10/3/08	137,263	$4.1700
10/6/08	2,437	$3.8000
10/6/08	88	$3.8100
10/6/08	175	$3.8200
10/6/08	4,383	$3.8500

Trade Date	Shares	Price Per Share
10/6/08	964	$3.8900
10/6/08	18,417	$3.9000
10/6/08	88	$3.9400
10/6/08	97,249	$3.9500
10/6/08	438	$3.9700
10/6/08	88	$3.9750
10/6/08	5,610	$3.9800
10/6/08	439	$3.9900
10/6/08	99,920	$4.0000
10/6/08	525	$4.0500
10/6/08	48	$4.0800
10/6/08	8,765	$4.1000
10/7/08	5,434	$3.9000
10/7/08	2,909	$3.9100
10/7/08	876	$3.9150
10/7/08	7,406	$3.9200
10/7/08	17,881	$3.9300
10/7/08	438	$3.9400
10/7/08	1,227	$3.9450
10/7/08	351	$3.9475
10/7/08	92,250	$3.9500
10/7/08	526	$3.9600
10/7/08	3,068	$3.9700
10/7/08	932	$3.9900
10/7/08	135,783	$4.0000
10/8/08	876	$3.2600
10/8/08	1,052	$3.2700
10/8/08	88	$3.2800
10/8/08	175	$3.2900
10/8/08	25,607	$3.3000
10/8/08	789	$3.3200
10/8/08	88	$3.3300
10/8/08	263	$3.3400
10/8/08	439	$3.3500
10/8/08	1,841	$3.4100
10/8/08	2,629	$3.4200
10/8/08	614	$3.4400
10/8/08	964	$3.4500
10/8/08	175	$3.4600
10/8/08	263	$3.4650
10/8/08	19,633	$3.4800
10/8/08	1,227	$3.4900
10/8/08	24,353	$3.5000
10/8/08	351	$3.5100
10/8/08	218,772	$3.5200
10/9/08	88	$3.3800

Trade Date	Shares	Price Per Share
10/9/08	439	$3.3900
10/9/08	98,636	$3.4000
10/9/08	789	$3.4500
10/9/08	876	$3.4900
10/9/08	40,730	$3.5000
10/9/08	88	$3.5400
10/9/08	4,119	$3.5500
10/10/08	88	$3.6500
10/10/08	657	$3.6300
10/10/08	1,753	$3.6000
10/10/08	2,980	$3.5700
10/10/08	69,155	$3.5000
10/10/08	1,227	$3.4900
10/10/08	2,191	$3.4800
10/10/08	789	$3.4700
10/10/08	47,681	$3.4500
10/10/08	88	$3.4400
10/10/08	2,016	$3.4300
10/10/08	239,107	$3.4100
10/10/08	1,841	$3.4000
10/10/08	1,139	$3.3300
10/10/08	2,910	$3.3000
10/13/08	4,063	$3.8500
10/13/08	2,535	$3.8600
10/13/08	175	$3.8700
10/13/08	87	$3.8800
10/13/08	1,064	$3.8900
10/13/08	6,574	$3.9000
10/13/08	2,016	$3.9100
10/13/08	2,238	$3.9200
10/13/08	526	$3.9300
10/13/08	88	$3.9400
10/13/08	8,061	$3.9500
10/13/08	16,850	$3.9700
10/13/08	2,191	$3.9900
10/13/08	6,999	$4.0000
10/15/08	64,260	$4.2500
10/15/08	41,458	$4.2000
10/15/08	263	$4.1800
10/15/08	263	$4.1700
10/15/08	5,347	$4.1500
10/15/08	4,032	$4.1400
10/15/08	263	$4.1300
10/15/08	45,740	$4.1200
10/15/08	526	$4.1150
10/16/08	85,915	$4.2000

Trade Date	Shares	Price Per Share
10/16/08	2,084	$4.1900
10/16/08	1,315	$4.1700
10/16/08	9,643	$4.0500
10/17/08	11,176	$4.2500
10/22/08	57,137	$4.5000
10/22/08	3,511	$4.4900
10/22/08	351	$4.4800
10/22/08	88	$4.4700
10/22/08	4,382	$4.4500
10/22/08	268	$4.4400
Vista Fund III Parallel (1)

Trade Date	Shares	Price Per Share
9/5/08	50,866	$4.7600
9/8/08	10,267	$4.9000
9/9/08	10	$4.8400
9/9/08	10,257	$4.8500
9/10/08	10	$4.8700
9/10/08	1,602	$4.8800
9/10/08	10	$4.8850
9/10/08	2,269	$4.8900
9/10/08	1,335	$4.8950
9/10/08	2,840	$4.9000
9/11/08	15,328	$4.7500
9/11/08	414	$4.7600
9/11/08	10	$4.8000
9/12/08	7,648	$4.8500
9/15/08	195	$4.7000
9/15/08	21,561	$4.7200
9/15/08	20	$4.7300
9/15/08	52	$4.7400
9/15/08	29,507	$4.7500
9/16/08	318	$4.6800
9/16/08	152	$4.6900
9/16/08	2,096	$4.7000
9/16/08	1,294	$4.7300
9/16/08	1,273	$4.7400
10/2/08	29,024	$4.0000
10/3/08	365	$4.1000
10/3/08	62	$4.1100
10/3/08	10	$4.1150
10/3/08	133	$4.1200
10/3/08	31	$4.1250
10/3/08	92	$4.1300
10/3/08	236	$4.1400
10/3/08	5,579	$4.1500

Trade Date	Shares	Price Per Share
10/3/08	16,079	$4.1700
10/6/08	285	$3.8000
10/6/08	10	$3.8100
10/6/08	21	$3.8200
10/6/08	513	$3.8500
10/6/08	113	$3.8900
10/6/08	2,157	$3.9000
10/6/08	10	$3.9400
10/6/08	11,392	$3.9500
10/6/08	51	$3.9700
10/6/08	10	$3.9750
10/6/08	657	$3.9800
10/6/08	51	$3.9900
10/6/08	11,704	$4.0000
10/6/08	62	$4.0500
10/6/08	6	$4.0800
10/6/08	1,027	$4.1000
10/7/08	637	$3.9000
10/7/08	341	$3.9100
10/7/08	103	$3.9150
10/7/08	868	$3.9200
10/7/08	2,094	$3.9300
10/7/08	51	$3.9400
10/7/08	144	$3.9450
10/7/08	41	$3.9475
10/7/08	10,806	$3.9500
10/7/08	61	$3.9600
10/7/08	359	$3.9700
10/7/08	109	$3.9900
10/7/08	15,905	$4.0000
10/8/08	103	$3.2600
10/8/08	123	$3.2700
10/8/08	10	$3.2800
10/8/08	21	$3.2900
10/8/08	2,999	$3.3000
10/8/08	92	$3.3200
10/8/08	10	$3.3300
10/8/08	31	$3.3400
10/8/08	51	$3.3500
10/8/08	215	$3.4100
10/8/08	308	$3.4200
10/8/08	72	$3.4400
10/8/08	113	$3.4500
10/8/08	21	$3.4600
10/8/08	31	$3.4650
10/8/08	2,300	$3.4800

Trade Date	Shares	Price Per Share
10/8/08	144	$3.4900
10/8/08	2,853	$3.5000
10/8/08	41	$3.5100
10/8/08	25,626	$3.5200
10/9/08	10	$3.3800
10/9/08	51	$3.3900
10/9/08	11,554	$3.4000
10/9/08	92	$3.4500
10/9/08	103	$3.4900
10/9/08	4,771	$3.5000
10/9/08	10	$3.5400
10/9/08	483	$3.5500
10/10/08	10	$3.6500
10/10/08	77	$3.6300
10/10/08	205	$3.6000
10/10/08	349	$3.5700
10/10/08	8,101	$3.5000
10/10/08	144	$3.4900
10/10/08	257	$3.4800
10/10/08	92	$3.4700
10/10/08	5,585	$3.4500
10/10/08	10	$3.4400
10/10/08	236	$3.4300
10/10/08	28,008	$3.4100
10/10/08	216	$3.4000
10/10/08	134	$3.3300
10/10/08	341	$3.3000
10/13/08	475	$3.8500
10/13/08	297	$3.8600
10/13/08	21	$3.8700
10/13/08	10	$3.8800
10/13/08	125	$3.8900
10/13/08	770	$3.9000
10/13/08	236	$3.9100
10/13/08	262	$3.9200
10/13/08	61	$3.9300
10/13/08	10	$3.9400
10/13/08	944	$3.9500
10/13/08	1,974	$3.9700
10/13/08	257	$3.9900
10/13/08	820	$4.0000
10/15/08	7,527	$4.2500
10/15/08	4,856	$4.2000
10/15/08	31	$4.1800
10/15/08	31	$4.1700
10/15/08	626	$4.1500

Trade Date	Shares	Price Per Share
10/15/08	472	$4.1400
10/15/08	31	$4.1300
10/15/08	5,357	$4.1200
10/15/08	62	$4.1150
10/16/08	10,064	$4.2000
10/16/08	244	$4.1900
10/16/08	154	$4.1700
10/16/08	1,129	$4.0500
10/17/08	1,308	$4.2500
10/22/08	6,693	$4.5000
10/22/08	412	$4.4900
10/22/08	41	$4.4800
10/22/08	10	$4.4700
10/22/08	513	$4.4500
10/22/08	31	$4.4400
Vista FAF (1)

Trade Date	Shares	Price Per Share
9/5/08	10,324	$4.7600
9/8/08	2,084	$4.9000
9/9/08	2	$4.8400
9/9/08	2,082	$4.8500
9/10/08	2	$4.8700
9/10/08	325	$4.8800
9/10/08	2	$4.8850
9/10/08	461	$4.8900
9/10/08	271	$4.8950
9/10/08	576	$4.9000
9/11/08	3,111	$4.7500
9/11/08	84	$4.7600
9/11/08	2	$4.8000
9/12/08	1,552	$4.8500
9/15/08	40	$4.7000
9/15/08	4,376	$4.7200
9/15/08	5	$4.7300
9/15/08	10	$4.7400
9/15/08	5,989	$4.7500
9/16/08	65	$4.6800
9/16/08	31	$4.6900
9/16/08	425	$4.7000
9/16/08	263	$4.7300
9/16/08	258	$4.7400
10/2/08	5,891	$4.0000
10/3/08	74	$4.1000
10/3/08	13	$4.1100
10/3/08	2	$4.1150

Trade Date	Shares	Price Per Share
10/3/08	27	$4.1200
10/3/08	6	$4.1250
10/3/08	19	$4.1300
10/3/08	48	$4.1400
10/3/08	1,132	$4.1500
10/3/08	3,263	$4.1700
10/6/08	58	$3.8000
10/6/08	2	$3.8100
10/6/08	4	$3.8200
10/6/08	104	$3.8500
10/6/08	23	$3.8900
10/6/08	438	$3.9000
10/6/08	2	$3.9400
10/6/08	2,312	$3.9500
10/6/08	11	$3.9700
10/6/08	2	$3.9750
10/6/08	133	$3.9800
10/6/08	10	$3.9900
10/6/08	2,376	$4.0000
10/6/08	13	$4.0500
10/6/08	1	$4.0800
10/6/08	208	$4.1000
10/7/08	129	$3.9000
10/7/08	69	$3.9100
10/7/08	21	$3.9150
10/7/08	176	$3.9200
10/7/08	425	$3.9300
10/7/08	11	$3.9400
10/7/08	29	$3.9450
10/7/08	8	$3.9475
10/7/08	2,193	$3.9500
10/7/08	13	$3.9600
10/7/08	73	$3.9700
10/7/08	22	$3.9900
10/7/08	3,228	$4.0000
10/8/08	21	$3.2600
10/8/08	25	$3.2700
10/8/08	2	$3.2800
10/8/08	4	$3.2900
10/8/08	609	$3.3000
10/8/08	19	$3.3200
10/8/08	2	$3.3300
10/8/08	6	$3.3400
10/8/08	10	$3.3500
10/8/08	44	$3.4100
10/8/08	63	$3.4200

Trade Date	Shares	Price Per Share
10/8/08	14	$3.4400
10/8/08	23	$3.4500
10/8/08	4	$3.4600
10/8/08	6	$3.4650
10/8/08	467	$3.4800
10/8/08	29	$3.4900
10/8/08	579	$3.5000
10/8/08	8	$3.5100
10/8/08	5,202	$3.5200
10/9/08	2	$3.3800
10/9/08	10	$3.3900
10/9/08	2,345	$3.4000
10/9/08	19	$3.4500
10/9/08	21	$3.4900
10/9/08	968	$3.5000
10/9/08	2	$3.5400
10/9/08	98	$3.5500
10/10/08	2	$3.6500
10/10/08	16	$3.6300
10/10/08	42	$3.6000
10/10/08	71	$3.5700
10/10/08	1,644	$3.5000
10/10/08	29	$3.4900
10/10/08	52	$3.4800
10/10/08	19	$3.4700
10/10/08	1,134	$3.4500
10/10/08	2	$3.4400
10/10/08	48	$3.4300
10/10/08	5,685	$3.4100
10/10/08	43	$3.4000
10/10/08	27	$3.3300
10/10/08	69	$3.3000
10/13/08	97	$3.8500
10/13/08	60	$3.8600
10/13/08	4	$3.8700
10/13/08	2	$3.8800
10/13/08	25	$3.8900
10/13/08	156	$3.9000
10/13/08	48	$3.9100
10/13/08	53	$3.9200
10/13/08	13	$3.9300
10/13/08	2	$3.9400
10/13/08	192	$3.9500
10/13/08	401	$3.9700
10/13/08	52	$3.9900
10/13/08	166	$4.0000

Trade Date	Shares	Price Per Share
10/15/08	1,528	$4.2500
10/15/08	986	$4.2000
10/15/08	6	$4.1800
10/15/08	6	$4.1700
10/15/08	127	$4.1500
10/15/08	96	$4.1400
10/15/08	6	$4.1300
10/15/08	1,088	$4.1200
10/15/08	12	$4.1150
10/16/08	2,043	$4.2000
10/16/08	50	$4.1900
10/16/08	31	$4.1700
10/16/08	228	$4.0500
10/17/08	265	$4.2500
10/22/08	1,359	$4.5000
10/22/08	83	$4.4900
10/22/08	8	$4.4800
10/22/08	2	$4.4700
10/22/08	105	$4.4500
10/22/08	6	$4.4400

(1)	The Vista Funds, Vista II GP, Vista III GP and Mr. Smith filed a Schedule 13D/A on October 23, 2008. The number of shares of Common Stock listed as beneficially owned by each Vista Fund in that Schedule 13D/A, and in this table, reflects the pro rata distribution of beneficial ownership of the Company’s Common Stock among the Vista Funds as of the relevant date of purchase. Subsequent to the filing of that Schedule 13D/A, the Vista Funds were closed, and as a result of the closing, the beneficial ownership of the Company’s Common Stock was reallocated among the Vista Funds as provided in their respective partnership agreements. The total number of shares beneficially owned by the Vista Funds remains the same at 4,016,754, but currently (i) Vista Fund III is the beneficial owner of 3,568,012 shares of Common Stock, (ii) Vista FAF is the beneficial owner of 81,206 shares of Common Stock, (iii) Vista Fund III Parallel is the beneficial owner of 367,536 shares of Common Stock.

ANNEX 3
THE PROPOSAL LETTER
April 3, 2009
Mr. Arun Chandra
Chief Executive Officer
SumTotal Systems, Inc.
1808 North Shoreline Boulevard
Mountain View, California 94043
Dear Arun:
We appreciate your willingness over the past weeks to provide Vista Equity Partners (“Vista”) with the historical operating information we previously requested. As you know, we viewed this information as a very important aspect to our ongoing review of the significant investment we have made in the Company. As the Company’s largest stockholder, we have worked with our advisors to continue to study carefully, among other things, the Company’s competitive position in the marketplace, its ongoing business model transition, the experience of the management team in overseeing such a transition, the overall impact of the difficult economic conditions on the Company’s prospects, and the valuation implications of these and other factors.
We have concluded, based on our exhaustive work and that of our advisors, that the Company’s ability to realize significant value for its stockholders during a lengthy and highly precarious business model transition as a standalone public company is, candidly, subject to significant risk and uncertainty. As a result, we believe that a compelling, high premium, all cash offer is the most effective way to maximize value for all stockholders, and we are prepared to make such a proposal.
Accordingly, we are pleased to submit a proposal for the acquisition of the Company in a merger pursuant to which your stockholders would receive $3.25 in cash for each share of common stock. We are confident your stockholders will find that this proposal reflects an exciting value for their shares, both in light of the Company’s current and recent trading history, as well as any realistic assessment of the Company’s standalone prospects, whether in the near or long term. In reaching this conclusion, we considered many factors, including but not limited to, the following:
•	How has the Company performed?
•	Since the closing of the Click2Learn / Docent merger, the Company has undergone multiple changes in both strategy and management.
•	In the face of these strategy and management changes, and challenging economic conditions, Wall Street research analysts following the Company have been forced to revise their financial forecasts for the Company downward in each of the last four quarters (including twice since our initial purchase of Company shares).
•	Since the Click2Learn / Docent merger, the Company’s share price has fallen by more than 75% (underperforming the NASDAQ by more than 50% over the same time period).
•	At present, the Company is a sub-scale public company with extremely limited trading liquidity (with average daily trading volume as a percentage of total float that is a fraction of that for other public software companies), making it very difficult, if not impossible, for shareholders to accumulate or exit significant positions without undue and disproportionate impact on the share price.

SumTotal Systems, Inc.
April 3, 2009
•	Is the Company’s latest strategy, a conversion to a Software as a Service (SaaS) model, assured or likely to succeed?
•	History has shown the conversion to SaaS to be an extremely complicated and challenging process that is fraught with technological and business model risk.
•	Even those who have succeeded have found the migration to be wrenching and value destructive along the way.
•	Successful transitions have been rare, and few management teams have the requisite experience to accomplish a successful transition.
•	In the best case, can such a conversion be expected to be completed within an acceptable time frame for public investors?
•	For full year 2008, the Company achieved only $8.75MM of on demand subscription revenues.
•	Precedent would suggest that the Company is unlikely to realize significant operating leverage, and therefore profits, until reaching a critical mass of SaaS revenues, particularly taking into account the costs associated with being a public company.
•	As we shared with you in our prior discussions, very few public companies have ever successfully executed such a transition, and even those that have took 4-5 years to fully effect the conversion. Conversely, there are numerous examples, including many of the Company’s competitors, of companies that have shown greater difficulty and have yet to deliver returns to their shareholders.
•	Further complicating the transition, as well as the certainty of outlook, we think few would disagree that the economic environment in which Software companies globally are now forced to compete is one of unprecedented challenges.
•	The Company’s own Q4 2008 earnings press release, released in February of 2009, stated the following: “due to economic uncertainties, the Company is unable to provide guidance for the full year 2009.”
•	Taking into account the above factors, does the proposal represent a favorable outcome for shareholders?
•	The proposal provides your stockholders with a 62% premium to the closing market price of the Company’s common stock today and represents a premium of 103%, 109% and 91% over the past volume-weighted 20, 30 and 60 day trading periods, respectively.
•	We believe that the proposal and the implied premium represent a very generous, risk-free sharing, today, of the upside we hope, but are not guaranteed, to be able to achieve over the next several years.
•	The proposal offers your stockholders full and immediate liquidity with no downside risk on the entirety of their existing positions (something that we believe would otherwise be very difficult or impossible to achieve, given the limited trading liquidity of the Company’s stock).

SumTotal Systems, Inc.
April 3, 2009
Of course, our proposal is subject to the negotiation of a mutually satisfactory definitive merger agreement, a draft of which we enclose, and the completion by us of certain confirmatory due diligence (which we believe can be completed in a matter of hours and concurrently with our negotiation of the merger agreement).
We recognize that, in evaluating any proposal, there are other material terms and conditions, in addition to price, that must be considered. We have anticipated these issues in our draft merger agreement and believe that we have taken a very constructive approach by including provisions that address any concerns regarding your Board’s ability to fulfill its fiduciary duties or regarding the certainty of a transaction closing. For example, we provide in our proposal a “go shop” right that, we believe, fully addresses any fiduciary duty concerns that your Board may have. In addition, our proposal does not include a closing condition relating to the financing of the transaction, and we have provided the Company with the ability to compel compliance with our obligation to close.
Vista, a private equity firm with offices in San Francisco and Chicago, has over $2.3 billion in equity capital under management. Vista was founded in 2000 and is exclusively focused on equity transactions involving enterprise software businesses and technology-enabled solutions companies. Over the last nine years, Vista has successfully demonstrated its ability to create value through a disciplined investment focus on companies that offer mission-critical software and technology-enabled solutions. Since 2000, the Vista team has invested over $1.4 billion in equity and completed over $7 billion in total transaction value. Vista’s financial and operational abilities combined with its depth of experience in the software sector enable Vista to complete diligence quickly and to provide a high degree of deal certainty. Vista is currently investing out of its latest fund $1.3 billion Vista Equity Partners Fund III which closed in 2008.
As you know, we have the highest regard for your employees. We have a history of treating employees fairly and look forward to working with your team following a closing.
As you can appreciate, with any proposal of this type, time is of the essence. Accordingly, we are standing by to meet with you and your advisors. We would be happy to meet with you, your Board of Directors, senior management and advisors immediately to discuss our proposal and to answer any questions you may have. We are ready to move quickly to finalize a definitive agreement and have prepared our proposal in a manner to do so. As an example, we have prepared the merger agreement in order to enable us to complete negotiations over this weekend.
Obviously, many of the provisions we have included in our proposal, including our fully valued price, are designed to permit both of us to comfortably move to an agreement in a short period of time.
We trust that you and your Board of Directors will share our strongly held view that our proposal clearly delivers tremendous value to your stockholders. In sum, we are submitting a proposal with a compelling cash price, high certainty of closing and broad flexibility for your Board.
Sincerely,

VISTA EQUITY PARTNERS III, LLC

By:	/s/ Robert F. Smith Name: Robert F. Smith
Title: Senior Managing Member
cc: Jack Acosta, Chairperson

ANNEX 4
VISTA EQUITY PARTNERS PRESS RELEASE
VISTA EQUITY PARTNERS PROPOSES TO ACQUIRE SUMTOTAL SYSTEMS, INC.
FOR $3.25 PER SHARE IN CASH, A
62% PREMIUM TO APRIL 3RD CLOSING PRICE
& 109% PREMIUM TO THE PREVIOUS 30-DAY TRADING PERIOD
— Vista Is Nominating Three Directors For Election
To SumTotal’s Board of Directors —
San Francisco, CA, April 6, 2009 — Vista Equity Partners Fund III, L.P. (“Vista”), a private equity firm focused exclusively on equity transactions involving enterprise software businesses and technology-enabled solutions companies, has proposed to acquire SumTotal Systems, Inc. (“SumTotal” or “the Company”) (NASDAQ: SUMT) for $3.25 per share in cash in a transaction that values the Company’s outstanding equity at approximately $103 million. The proposal represents a 62% premium to the closing market price of SumTotal’s Common Stock on April 3rd, and a premium of 103%, 109%, and 91% over the past volume-weighted 20, 30, and 60-day trading periods, respectively. Vista, which owns approximately 13% of SumTotal’s outstanding Common Stock, is the Company’s largest stockholder.
Vista also announced that it is nominating three directors for election to SumTotal’s Board of Directors at the Company’s Annual Meeting of Stockholders to be held on June 12, 2009 (including any adjournment, postponement, continuation or rescheduling thereof). The nominees are: Robert F. Smith, John N. Staples III and Charles R. Whitchurch. SumTotal’s board consists of eight directors. Vista is seeking to replace the following directors: John W. Coné, Donald E. Fowler and Ali R. Kutay.
SumTotal is the market leader and a global provider of talent development solutions. Based in Mountain View, California, SumTotal has offices across Asia, Australia, Europe and North America.
Vista’s offer was detailed in a letter from Robert F. Smith, Managing Principal of Vista Equity Partners III, LLC, to Arun Chandra, SumTotal’s Chief Executive Officer, on April 3, 2009 (see full text of letter below).
Mr. Smith said, “We have concluded, based on our exhaustive work and that of our advisors, that the Company’s ability to realize significant value for its stockholders as a standalone public company during a lengthy and highly precarious business model transition is, candidly, subject to significant risk and uncertainty. As a result, we believe that a compelling, high-premium, all-cash offer is the most effective way to maximize value for all stockholders.”
Mr. Smith added, “We are confident SumTotal’s stockholders will find that this proposal reflects an exciting value for their shares, both in light of the Company’s current and recent trading history, as well as any realistic assessment of the Company’s standalone prospects, whether in the near or long term. As SumTotal’s largest stockholder we took particular note that over the past four quarters Wall Street research analysts following the Company have been forced to revise their financial forecasts for the Company downward and, more troubling, the Company stated in its fourth quarter 2008 earnings release that it was unable to provide guidance for full year 2009 financial results.”

150 CALIFORNIA ST	P415.765.6500
19TH FLOOR	F 415.765.6666
SAN FRANCISCO, CA 94111	WWW.VISTAEQUITYPARTNERS.COM

Brief biographical background of Vista’s nominees to the SumTotal board follows:
Mr. Smith founded Vista Equity Partners in 2000, and during the last five years, he has served as Managing Principal of Vista Equity Partners. Prior to founding Vista Equity Partners, Mr. Smith was the Co-Head of the Enterprise Systems and Storage sector for Goldman, Sachs & Co.’s investment banking division. While at Goldman Sachs, he executed and advised on merger and acquisition activity across a broad range of technology segments. Robert also served as the business unit manager for Goldman’s Mergers and Acquisitions group. Prior to Goldman, Robert worked in industry in various management and technical management positions. He is the principal inventor on two United States and two European patents. Mr. Smith currently sits on a number of software boards of directors including Reynolds & Reynolds, ADERANT, SirsiDynix, Sunquest, Ventyx, and Zywave. He has previously been on the boards of Applied Systems, Aspect Communications, SER Solutions, SourceNet Solutions, and SRC Software. He is also a member of the Young President’s Organization and a Trustee of the Boys & Girls Club of San Francisco. Mr. Smith received a B.S. in Chemical Engineering from Cornell University and an MBA, with a concentration in Finance and Marketing from Columbia Business School.
Mr. Whitchurch has served on the board of SPSS, Inc., a provider of predictive analytic software since October 2003, and serves as chairman of the audit committee. He also serves on the boards of ScanSource, Inc., a distributor of specialty technology products, and Landmark Aviation, a privately held company in the general aviation industry. From September 1991 through his retirement in June 2008, Mr. Whitchurch served as the Chief Financial Officer and Treasurer of Zebra Technologies Corporation, a manufacturer of bar code printers and active RFID technology. He holds a bachelors degree in economics (Phi Beta Kappa) from Beloit College and an M.B.A. from Stanford University.
Mr. Staples is an attorney practicing in San Francisco, California, for Evanston Partners, an investment advisory firm. Since November 2007, Mr. Staples has served as a director of infoGROUP Inc. Mr. Staples is a former director of Valley National Bank of Salinas, California, and of Household Bank, FSB. He is a graduate of Trinity College and Pepperdine University School of Law. Mr. Staples was a helicopter pilot in the United States Marine Corps, serving in Vietnam in 1970-1971. He is a retired Lieutenant Colonel in the United States Air Force Reserves.
Full text of Mr. Smith’s letter to Mr. Chandra follows:
April 3, 2009
Mr. Arun Chandra
Chief Executive Officer
SumTotal Systems, Inc.
1808 North Shoreline Boulevard
Mountain View, California 94043

Dear Arun:
We appreciate your willingness over the past weeks to provide Vista Equity Partners (“Vista”) with the historical operating information we previously requested. As you know, we viewed this information as a very important aspect to our ongoing review of the significant investment we have made in the Company. As the Company’s largest stockholder, we have worked with our advisors to continue to study carefully, among other things, the Company’s competitive position in the marketplace, its ongoing business model transition, the experience of the management team in overseeing such a transition, the overall impact of the difficult economic conditions on the Company’s prospects, and the valuation implications of these and other factors.
We have concluded, based on our exhaustive work and that of our advisors, that the Company’s ability to realize significant value for its stockholders during a lengthy and highly precarious business model transition as a standalone public company is, candidly, subject to significant risk and uncertainty. As a result, we believe that a compelling, high premium, all cash offer is the most effective way to maximize value for all stockholders, and we are prepared to make such a proposal.
Accordingly, we are pleased to submit a proposal for the acquisition of the Company in a merger pursuant to which your stockholders would receive $3.25 in cash for each share of common stock. We are confident your stockholders will find that this proposal reflects an exciting value for their shares, both in light of the Company’s current and recent trading history, as well as any realistic assessment of the Company’s standalone prospects, whether in the near or long term. In reaching this conclusion, we considered many factors, including but not limited to, the following:
•	How has the Company performed?
•	Since the closing of the Click2Learn / Docent merger, the Company has undergone multiple changes in both strategy and management.

•	In the face of these strategy and management changes, and challenging economic conditions, Wall Street research analysts following the Company have been forced to revise their financial forecasts for the Company downward in each of the last four quarters (including twice since our initial purchase of Company shares).

•	Since the Click2Learn / Docent merger, the Company’s share price has fallen by more than 75% (underperforming the NASDAQ by more than 50% over the same time period).

•	At present, the Company is a sub-scale public company with extremely limited trading liquidity (with average daily trading volume as a percentage of total float that is a fraction of that for other public software companies), making it very difficult, if not impossible, for shareholders to accumulate or exit significant positions without undue and disproportionate impact on the share price.
•	Is the Company’s latest strategy, a conversion to a Software as a Service (SaaS) model, assured or likely to succeed?

•	History has shown the conversion to SaaS to be an extremely complicated and challenging process that is fraught with technological and business model risk.
•	Even those who have succeeded have found the migration to be wrenching and value destructive along the way.
•	Successful transitions have been rare, and few management teams have the requisite experience to accomplish a successful transition.
•	In the best case, can such a conversion be expected to be completed within an acceptable time frame for public investors?
•	For full year 2008, the Company achieved only $8.75MM of on demand subscription revenues.
•	Precedent would suggest that the Company is unlikely to realize significant operating leverage, and therefore profits, until reaching a critical mass of SaaS revenues, particularly taking into account the costs associated with being a public company.
•	As we shared with you in our prior discussions, very few public companies have ever successfully executed such a transition, and even those that have took 4-5 years to fully effect the conversion. Conversely, there are numerous examples, including many of the Company’s competitors, of companies that have shown greater difficulty and have yet to deliver returns to their shareholders.
•	Further complicating the transition, as well as the certainty of outlook, we think few would disagree that the economic environment in which Software companies globally are now forced to compete is one of unprecedented challenges.
•	The Company’s own Q4 2008 earnings press release, released in February of 2009, stated the following: “due to economic uncertainties, the Company is unable to provide guidance for the full year 2009.”
•	Taking into account the above factors, does the proposal represent a favorable outcome for shareholders?
•	The proposal provides your stockholders with a 62% premium to the closing market price of the Company’s common stock today and represents a premium of 103%, 109% and 91% over the past volume-weighted 20, 30 and 60 day trading periods, respectively.
•	We believe that the proposal and the implied premium represent a very generous, risk-free sharing, today, of the upside we hope, but are not guaranteed, to be able to achieve over the next several years.
•	The proposal offers your stockholders full and immediate liquidity with no downside risk on the entirety of their existing positions (something that we believe would otherwise be very difficult or impossible to achieve, given the limited trading liquidity of the Company’s stock).

Of course, our proposal is subject to the negotiation of a mutually satisfactory definitive merger agreement, a draft of which we enclose, and the completion by us of certain confirmatory due diligence (which we believe can be completed in a matter of hours and concurrently with our negotiation of the merger agreement).
We recognize that, in evaluating any proposal, there are other material terms and conditions, in addition to price, that must be considered. We have anticipated these issues in our draft merger agreement and believe that we have taken a very constructive approach by including provisions that address any concerns regarding your Board’s ability to fulfill its fiduciary duties or regarding the certainty of a transaction closing. For example, we provide in our proposal a “go shop” right that, we believe, fully addresses any fiduciary duty concerns that your Board may have. In addition, our proposal does not include a closing condition relating to the financing of the transaction, and we have provided the Company with the ability to compel compliance with our obligation to close.
Vista, a private equity firm with offices in San Francisco and Chicago, has over $2.3 billion in equity capital under management. Vista was founded in 2000 and is exclusively focused on equity transactions involving enterprise software businesses and technology-enabled solutions companies. Over the last nine years, Vista has successfully demonstrated its ability to create value through a disciplined investment focus on companies that offer mission-critical software and technology-enabled solutions. Since 2000, the Vista team has invested over $1.4 billion in equity and completed over $7 billion in total transaction value. Vista’s financial and operational abilities combined with its depth of experience in the software sector enable Vista to complete diligence quickly and to provide a high degree of deal certainty. Vista is currently investing out of its latest fund $1.3 billion Vista Equity Partners Fund III which closed in 2008.
As you know, we have the highest regard for your employees. We have a history of treating employees fairly and look forward to working with your team following a closing.
As you can appreciate, with any proposal of this type, time is of the essence. Accordingly, we are standing by to meet with you and your advisors. We would be happy to meet with you, your Board of Directors, senior management and advisors immediately to discuss our proposal and to answer any questions you may have. We are ready to move quickly to finalize a definitive agreement and have prepared our proposal in a manner to do so. As an example, we have prepared the merger agreement in order to enable us to complete negotiations over this weekend.
Obviously, many of the provisions we have included in our proposal, including our fully valued price, are designed to permit both of us to comfortably move to an agreement in a short period of time.
We trust that you and your Board of Directors will share our strongly held view that our proposal clearly delivers tremendous value to your stockholders. In sum, we are submitting a proposal with a compelling cash price, high certainty of closing and broad flexibility for your Board.

Sincerely,

VISTA EQUITY PARTNERS III,LLC

By:	/s/ Robert F. Smith

	Name:	Robert F. Smith
	Title:	Senior Managing Member
cc: Jack Acosta, Chairperson
VISTA STRONGLY ADVISES ALL STOCKHOLDERS OF THE ISSUER TO READ THE PROXY STATEMENT AND THE DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY OR ON BEHALF OF VISTA FUND III IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATED TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. SUCH PROXY STATEMENT, IF AND WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.
About Vista Equity Partners III, LLC
Vista, a private equity firm with offices in San Francisco and Chicago, has over $2.3 billion in equity capital under management. Vista was founded in 2000 and is exclusively focused on equity transactions involving enterprise software businesses and technology-enabled solutions companies. Over the last nine years, Vista has successfully demonstrated its ability to create value through a disciplined investment focus on companies that offer mission-critical software and technology-enabled solutions. Since 2000, the Vista team has invested over $1.4 billion in equity and completed over $7 billion in total transaction value. Vista’s financial and operational abilities combined with its depth of experience in the software sector enable Vista to complete diligence quickly and to provide a high degree of deal certainty. Vista is currently investing out of its latest fund, $1.3 billion Vista Equity Partners Fund III, which closed in 2008.
Contacts
Diana Postemsky/ Jeffrey Taufield, Kekst and Company: 212-521-4800